                                GIANT FOOD INC.
                   NON-QUALIFIED EXECUTIVE STOCK BONUS PLAN II

           GIANT FOOD INC., a corporation organized and existing under and by virtue of the laws of the State of Delaware (hereinafter the "Company"), desires to advance the interests of the Company by rewarding the loyal, faithful, and efficient services of eligible individuals. The Company desires to provide an incentive and reward for those key officers, key senior executives, and other key employees who have substantial responsibility for the direction and management of the Company and who contribute most to the operating progress and earning power of the Company. The Company desires to promote the success of the business of the Company, by providing the aforesaid key officers, key senior executives, and other key employees an incentive to increase their proprietary interest in the success of the Company and to encourage them to remain in the employ of the Company. In order to carry out these purposes, the Company has accepted and sponsored the Non-Qualified Executive Stock Bonus Plan II (hereinafter the "Plan").

                                    ARTICLE I
                                   Definitions

           The following definitions shall be applicable to the terms used in the Plan:

           (a) Board. The Board of Directors of the Company.

            (b) Cash Contributions. The amounts which may be contributed from time to time by the Company to the Trust for allocation among the Participants, investment for the benefit of the Participants and distribution to the Participants pursuant to the terms of this Plan. For purposes of this Plan, Cash Contributions shall also encompass contributions made in Common Stock as hereinafter defined. For all purposes of this Plan where a contribution is made in the form of Common Stock the contribution shall be treated as a Cash Contribution in an amount equal to the fair market value of the Common Stock so contributed (as determined by the Committee or the Board) followed by a purchase of the Common Stock at a price equal to such fair market value.

            (c) Cash Income. All net income including, but not limited to, dividend and interest income received by the Plan from its investment of the Cash Contributions in temporary investments and in Common Stock and from the reinvestment of the Cash Income of the Plan.

            (d) Code. The Internal Revenue Code of 1986, as presently in effect or as hereafter amended.

            (e) Committee. The Stock Bonus Plan II Committee appointed by the Board to implement, interpret, and administer the Plan as provided in Article II hereof.

            (f) Common Stock. The Company's Class A Non-Voting Common Stock of the par value of One Dollar ($1.00) per share, reserved for issuance in accordance with this Plan.

            (g) Company. GIANT FOOD INC., a Delaware corporation, and its subsidiaries as defined in Section 425(f) of the Code.

            (h) Compensation. The aggregate of all payments for services, excluding bonuses, paid or accrued by the Company for the benefit of a Participant during the calendar month preceding the date of the Cash Contributions.

            (i) Effective Date. January 1, 1990.

            (j) Electing Participant. Any Participant who makes an election, as described more fully in Article VI hereof, to include in his gross income the fair market value of the Cash Contributions allocated to him for any year.

            (k) Eligible Employee. Any person who is determined, in accordance with Article III hereof, to be a key management employee. The term "Eligible Employee" shall include officers, executives, and supervisory personnel, as well as other employees.

            (l) Participant. Any Eligible Employee who has executed a Participant Acceptance Form.

            (m) Participant Acceptance Form. The form to be executed by each Eligible Employee. The Participant Acceptance Form shall include an agreement by the Participant to be bound by all of the terms of this Plan and the Trust, and any other terms and conditions described by the Committee of the Board.

            (n) Plan. The Giant Food Inc. Non-Qualified Executive Stock Bonus Plan II as set forth in this document as it may be amended from time to time.

            (o) Plan Year. The calendar year.

            (p) Pre-Tax Earnings. The income before income taxes as reported in the annual Report of the Company.

            (q) Recipient. Any Eligible Employee of the Company to whom Cash Contributions are allocated pursuant to this Plan, or his designated beneficiary, surviving spouse, estate or legal representative; but for the purposes hereof, any beneficiary, surviving spouse, estate or legal representative shall be considered as one person with the Participant.

            (r) Tax Distribution. The cash distribution, in the amount determined in accordance with Article VI hereof, paid to an Electing Participant by the Company.

            (s) Termination Date. January 1, 2000.

            (t) Total Contribution. The total amount allocated by the Company each year to be applied to Cash Contributions to the Plan and to Tax Distribution to Electing Participants.

            (u) Trust. The Giant Food Inc. Non-Qualified Executive Stock Bonus Plan II Trust as it may be amended from time to time.


                                   ARTICLE II
                                 Administration

            (a) The Committee (if appointed by the Board) or the Board (in the event that a Committee is not appointed) shall be responsible for the operation and administration of the Plan. In the event a Committee is appointed, the Board, in its sole discretion, shall be authorized to abolish or suspend the Committee and to designate itself as responsible for the operation and administration of the Plan,

            (b) If the Board appoints a Committee, it shall consist of at least three (3) but not more than five (5) persons, at least one of whom shall be a member of the Board. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places as it shall deem advisable. Any member of the Committee may resign upon ten (10) days prior written notice to the Board. The Board shall be authorized to remove any member of the Committee at any time and, in its sole discretion, to appoint a successor whenever a vacancy on the Committee occurs.

            (c) The Committee shall have all powers necessary to administer the Plan in accordance with its terms, including (but not limited to) the powers: (i) to determine the Eligible Employees of the Company who shall become Participants in the Plan; (ii) to determine the allocation of the Cash Contributions among the Participants; (iii) to determine the time or times and the price or prices at which the Cash Contributions shall be used to purchase shares of Common Stock in accordance with the provisions of Article III hereof;
(iv) to determine the fair market value of any Common Stock contributed to the Plan; and (v) to pay the reasonable and necessary expenses of the administration of the Plan from the assets of the Plan; and (vi) to interpret the Plan and prescribe, amend, and rescind rules and regulations relating to it. All actions of the Committee shall be taken by the majority vote of its members. Any action may be taken by a written instrument signed by all the members of the Committee, and action so taken shall be fully as effective as if it had been taken by a vote of the members at a meeting duly called and held. The Committee may appoint a secretary to keep minutes of its meetings and shall make rules and regulations for the conduct of its business as it shall deem advisable.

            (d) In the absence of contrary action by the Board, any action taken by the Committee with respect to the implementation, interpretation, or administration of the Plan shall be final, conclusive, and binding.


                                   ARTICLE III
                             Eligibility and Awards

            (a) The purpose of the Plan is to provide an incentive and reward for those key management employees, including officers (specifically vice presidents and above), senior executives, and other employees, who have substantial responsibility for and the opportunity to contribute most to the successful operation of the Company.

            (b) The Board shall establish for each Plan Year beginning on or after the Effective Date and ending on or before the Termination Date the amount, if any, of the Total Contributions to be made with respect to the Plan. For the 1990 Plan Year, the contribution shall be One Million Dollars ($1,000,000). For each Plan Year thereafter, the Board shall fix a contribution which shall not exceed the greater of (i) One Million Dollars ($1,000,000), or
(ii) six-tenths of one percent (0.60%) of the Pre-Tax Earnings of the Company for its fiscal year which ends with or within that Plan Year.

            (c) Once the Total Contributions are determined for a Plan Year, the Committee shall determine the tax rate to be used to determine the maximum amount of the Tax Distributions that are to be paid to all Electing Participants under Article VI(c). The Cash Contributions for such Plan Year shall then be determined by subtracting the amount determined in the preceding sentence from the Total Contributions. The Cash Contributions shall be paid by the Company to the Trust at such time as the Committee shall determine.

            (d) The Committee shall determine the employees of the Company who shall be eligible to participate in the Plan on the Effective Date. After the initial implementation of the Plan and the initial determination of the Eligible Employees, the Committee shall determine each year whether additional employees of the Company should be designated as eligible to participate in the Plan.

            (e) As soon as practicable after the initial determination by the Committee of the Eligible Employees, the Committee shall give written notice thereof to each Eligible Employee, which written notice shall be accompanied by a copy of this Plan and the Trust. Each Eligible Employee shall agree in writing to be bound by the terms of the Plan and of the Trust by executing a copy of the Participant Acceptance Form and returning the same to the Committee within thirty (30) days after receipt of such written notice, at which time the Eligible Employee shall be deemed to be a Participant.

            (f) The Committee shall determine for each year the allocation of the Cash Contributions among the Participants in proportion to their respective weighted participation in the allocation of Cash Contributions set forth in
Article III(a) below, and shall notify each Participant of the portion of the Cash Contribution allocated to him. All such allocations shall be made in accordance with the following procedure:

Class of                                       Weighted Participation in the
Eligible Employees                             Allocation of Cash Contributions
------------------                             --------------------------------
Officers                                       1.75
Senior Executive                               1.5
Key Employee                                   1

It is intended that all Cash Contributions and all Cash Income shall be applied to the purchase of additional shares of Company Common Stock.

            (g) The Cash Contributions and all Cash Income shall be held in Trust. The Trustee shall, for purposes of illustration but not limitation, be required to comply with the following:

            (l) All Cash Contributions (to the extent not comprised of Common Stock) and Cash Income not required for the payment of anticipated expenses of the Plan shall be used by the Trustee as soon as is administratively practicable to purchase Common Stock for the benefit of the Participants; provided, however, that the Trustee shall not be required to purchase fractional shares of Company Common Stock. The Trustee may purchase the required additional shares of Common Stock directly from the Company or on an established securities exchange as the Committee directs. In addition, the Trustee may aggregate its orders and purchase Common Stock at the same time for and on behalf of more than one account in order to minimize purchase costs.

            (2) Although the Common Stock is non-voting stock, in the event that the Common Stock becomes or is exchanged for voting stock, the Trustee shall vote the Common Stock held by it after the Committee solicits instructions from each Participant and instructs the Trustee accordingly.

            (3) The Trustee shall not sell any of the Common Stock held in the Trust except as directed by the Committee.

            (h) The assets of the Plan, including all Common Stock, cash or other assets shall be held by the Trustee for the benefit of the Participants until the Common Stock and cash or other assets held by the Trustee are required to be distributed to the Participants in accordance with the terms and conditions specified in Article IV hereof. In the event that any Participant's share of the Common Stock, cash and any other assets are forfeited, such Participant's share of the Common Stock; cash and any shares and assets shall be allocated pro rata among the Participants in accordance with the allocation of the Cash Contributions for the year in which the forfeiture occurs.

            (i) The Committee shall establish a separate account for each Participant. This account shall be credited with:

            (i) the amount of all Cash Contributions allocated to the Participant,

            (ii) the amount of all Cash Income allocated to the Participant,

            (iii) the amount of any forfeitures from the accounts of any other Participants, and

            (iv) the amount of all Common Stock allocated to the Participant.

The account of each Participant shall also be charged with:

             (i) the amount of any Plan expenses in excess of current income charged to such Participant,

            (ii) the amount of any forfeitures from the account of such Participant, and

            (iii) the amount of all Common Stock, cash or other assets distributed to the Participant.

The Committee shall also make such other credits and charges to the accounts of the Participants as shall be necessary to carry out the provisions of the Plan, and shall furnish an annual statement of account to each Participant.

                                   ARTICLE IV
                                  Restrictions

            (a) Title to any shares of Common Stock, cash, or any other assets held by the Plan for the benefit of the Participants, shall at all times remain in the Trustee until such Common Stock, cash, or other assets have been distributed free of trust to the Participants pursuant to the provisions of
Article IV(b) below.

            (b) The Cash Contributions allocated to any Participant under the Plan, together with any Common Stock, cash, or other assets obtained and held in the Plan for such Participant, shall not vest in such Participant and shall be subject to forfeiture until the earlier of:


            (1) The completion of continuous service by the Participant as an employee of the Company through January 1, 2000;

            (2) The retirement by the Participant provided that he is receiving retirement benefits under the Giant Food Inc. Retirement Plan and that he has attained the age of at least sixty-two (62):

            (3) The voluntary termination of employment with the Company by the Participant by reason of the abolition of his position, or at the request of the Company not involving either (i) the dishonesty or other wrongful conduct of the Participant, or (ii) the failure of the Participant to competently perform his duties.

            (4) The total and complete disability of the Participant;
or

            (5) The death of the Participant.

Upon the occurrence of the earliest of the above events, the Common Stock, cash, or other assets obtained and held in the Plan for the benefit of the Participant, shall vest in the Participant and the amount so vested shall be distributed to the Participant (or in case of a deceased Participant to the Participant's beneficiary) free of trust within a reasonable period not to exceed ninety (90) days from the occurrence of the event causing the vesting.

                   (c) If the employment of the Participant with the Company ceases or is terminated on or before December 31, 1999, whether by the Participant or by the Company for any reason other than by reason of the occurrence of any of the events specified above in Article IV(b), then unless the Committee (or the Board if no Committee is appointed) shall, in its sole discretion determine that waiver of the forfeiture provisions and vesting of the Common Stock, cash and other assets held in the Plan for the benefit of the Participant in whole or in part is in the best interests of the Company, the Participant shall forfeit all such Common Stock, cash, or other assets obtained and held under the Plan for the benefit of the Participant. The Common Stock, cash, or other assets so forfeited shall be reallocated to the other Participants as provided in Article III(h).

            (d) A Participant shall be deemed to have a total and complete disability for purposes of this Article IV if a competent physician chosen by the Participant and approved by the Committee determines that the Participant has a physical or mental condition of an apparently permanent nature which prevents the Participant from engaging in any substantial gainful employment.

            (e) The beneficiary referred to in this Article IV may be designated by the Participant as a Recipient (without the consent of any prior beneficiary) on a form provided by the Committee and delivered to the Committee prior to the death of the Participant. If no such beneficiary has been designated, or if no designated beneficiary shall survive the Participant, the distribution of the Common Stock, cash, or other assets shall be made to the Participant's estate.

            (f) Any Common Stock, cash, or other assets granted to or ultimately distributed to a Participant shall not be deemed to be salary or any other compensation to the Participant for the purpose of computing benefits to which the Participant may be entitled under any pension plan, profit-sharing plan, or other arrangement of the Company for the benefit to its employees.

            (g) Each share of Common Stock distributed to a Participant pursuant to the provisions of Article IV(b) above shall be so acquired for investment and not for resale or other distribution, and the Participant shall furnish the Company with a written statement to such effect at the time of receipt of such shares: further, a reference to such investment warranty shall be inscribed on the certificates representing such shares. Notwithstanding the foregoing, to the extent that the applicable registration statements of the Company, which allow "affiliates" (as that term is defined in the Securities Act of 1933) of the Company to resell any share of Company Common Stock acquired pursuant to Article IV(b) of this Plan, have been validity filed and are effective with the Securities and Exchange Commission, each Participant shall be free to sell, exchange or otherwise dispose of each share of Common Stock acquired pursuant to the provisions of Article IV(b) of this Plan.

                                    ARTICLE V
                                  Assignability

            The rights of a Participant under this Plan and the Trust shall not be transferable otherwise than by will or the laws of descent and distribution. Except as permitted by the preceding sentence, the rights of a Participant under this Plan and the Trust shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the rights of a Participant under this Plan and the Trust or of any rights or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such rights and privileges, the shares and such rights and privileges shall immediately become null void.

                                   ARTICLE VI
                           Current Inclusion in Income

            (a) Because the terms of the Plan impose a substantial risk of forfeiture on the Participant until the occurrence of the earliest of one of the events specified in Article IV(b) hereof,

Sections 83(a) and 402(b) of the Code provide, in effect, that neither the initial granting of the Cash Contributions, nor the investment of the Cash Contributions in Common Stock, nor the receipt of the Cash Income, nor the investment of the Cash Income will result in taxable income to a Participant until such time as the rights of the Participant under the Plan are no longer subject to such substantial risk of forfeiture. Correspondingly, the Company does not obtain a tax deduction on the accrual or payment of the Cash Contributions until such time as the Participant has taxable income as a result of the vesting of the Participant's interest in the Plan and the Trust.

            (b) However, if a Participant (an "Electing Participant") makes an election pursuant to Section 83(b) of the Code to include in his gross income, in the taxable year in which a Cash Contribution is paid to the Plan and allocated in part to his account, the amount of such Cash Contribution allocated to the Participant will be considered compensation to the Participant paid and deductible by the Company. Such compensation will also be considered wages subject to federal and state withholding taxes.

            (c) In order to further the purposes of the Plan, upon receipt of satisfactory evidence that an Electing Participant has made an election under
Section 83(b) of the Code with respect to the Cash Contributions allocated to his account for any year. The Company will distribute the Tax Distribution to the Electing Participant. The Tax Distribution shall be equal to the amount of the Federal income tax liability of the Participant which would result if the sum of (i) the Cash Contribution allocated to the Electing Participant and (ii) the amount of the Tax Distribution were multiplied by the sum of the highest federal income tax rate applicable to individuals or such other approximate percentage determined by the Committee. The amount of this Tax Distribution will be subject to federal and state income tax withholding with respect to the Electing Participant.

                                   ARTICLE VII
                                  Miscellaneous

            (a) Listing and Registration of Shares. Any Common Stock purchased with the Cash Contributions and/or the cash dividends on the previously purchased Common Stock shall be subject to the requirement that if at any time the Committee shall determine, in its sole discretion, that the listing, registration, or qualification of the shares covered hereunder upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with the distribution of Common Stock to the Participants, such Common Stock may not be distributed to the Participants unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

            (b) Rights as a Stockholder. Except as otherwise provided, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock purchased with the Cash Contributions and/or the cash dividends on the previously purchased Common Stock until the date of issuance of a stock certificate to him for such shares, at which time the Participant shall have all the rights of a stockholder with respect to the Common Stock issued pursuant to this Plan, including the right to vote the shares if such shares become eligible to vote and to receive all dividends or other distributions paid or made with respect thereto.

            (c) Amendment of Plan. The Board may at any time and from time to time modify and amend the Plan in any respect; provided, however, that no such modification or amendment of the Plan shall, without the consent of a Participant, affect his rights with respect to any Common Stock, cash or other assets held in the Plan for his benefit as of the date of such amendment.

            (d) Termination of the Plan. The Plan may be abandoned or terminated at any time by the Board provided, however, that no such modification or amendment of the Plan shall, without the consent of a Participant, affect his rights with respect to any Common Stock, cash or other assets held in the Plan for his benefit as of the date of such amendment.

            (e) Indemnification of the Committee. In addition to all other rights of indemnification which they may have as Directors of the Company, the members of the Committee shall be indemnified by the Company against any and all costs and expenses incurred by them (or any of them) in connection with any action, suit, or proceeding to which they (or any of them) may be a party by reason of any action taken or failure to act under or in connection with this Plan or any award granted pursuant thereto, and against all amounts paid by them (or any of them) in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of bad faith; provided that, upon institution of any such action, suit, or proceeding, the person desiring any such indemnification shall give the Company an opportunity, at its own cost and expense, to handle and defend against the same.

            (f) Costs and Expenses. All costs and expenses with respect to the adoption of this Plan shall be borne by the Company. All costs and expenses related to the implementation and administration of this Plan shall be borne by the Plan and paid from its assets; provided that (i) the compensation benefits and overhead of any Company employee assigned to the administration of this Plan shall be borne solely by the Company, and (ii) the Company may in its sole discretion pay other expenses of administration of the Plan, it being understood that no such payment or payments shall obligate the Company to pay any past or future expenses of the Plan.

            (g) No Prior Right of Award. Nothing in this Plan shall be deemed to give any top-management officer, executive, or other employee of the Company, or his legal representatives or assigns, or any other person or entity claiming under or through him, any contract or other right to participate in the benefits of this Plan except under and subject to the terms and conditions specifically set forth herein. Nothing in this Plan shall be construed as constituting a commitment, guarantee, agreement, or understanding of any kind or nature that the Company shall continue to employ any individual (whether or not a Participant); nor shall this Plan affect in any way the right of the Company to terminate the employment of any individual (whether or not a Participant) at any time.

            (h) Burden and Benefit. The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Participant, his executors or administrators, heirs, personal and legal representatives.

            (i) Governing Law. The validity, construction, and administration of this Plan shall be determined under the laws of the State of Delaware.

            (j) Gender. Where applicable, words in the masculine shall include the feminine, words in the neuter shall include the masculine and feminine, and words in the singular shall include the plural, and vice versa.

            IN WITNESS WHEREOF, GIANT FOOD INC. has caused these presents to be executed by its President and attested to by its Secretary and has caused its corporate seal to be hereunto affixed pursuant to authority of its Board of Directors, this 2nd day of January, 1991.

ATTEST:

/s/ David B. Sykes               /s/ Israel Cohen
David B. Sykes                  Israel Cohen
Secretary                       President

[Corporate Seal]

                            CERTIFICATE OF RESOLUTION

         I, David B. Sykes, Secretary of GIANT FOOD INC., a Delaware Corporation, hereby certify that the attached is a true copy of a resolution passed at a regular meeting of the Board of Directors on the 16th day of July, 1992, in accordance with the Charter and ByLaws of the Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary and affixed the corporate seal this 22 day of July, 1992.

                      /s/ David B. Sykes
                      Secretary
[SEAL]

                                 GIANT FOOD INC.
                              CORPORATE RESOLUTION

          WHEREAS, the Giant Food Inc. Non-Qualified Executive Stock Bonus Plan II (the "Plan") was adopted by Giant Food Inc. (the "Company") on September 7, 1989, pursuant to the authorization and approval of the Board of Directors; and

          WHEREAS, Article VII(c) of the Plan authorizes and empowers the Board of Directors at any time and from time to time to modify and amend the Plan in any respect; provided, however, that no modification or amendment of the Plan shall, without the consent of a Participant, affect the rights of any Participant with respect to any Common Stock, cash or other assets held in the Plan for his benefit as of the date of the amendment; and

          WHEREAS, the Company has determined that an amendment to the procedures under the Plan with respect to forfeitures would simplify the accounting procedures under the Plan and would not adversely affect the rights of any Participant with respect to any Common Stock, cash or other assets held in the Plan for his benefit as of the date of the amendment;

          NOW, THEREFORE,
1. Article III(b) of the Plan is amended to read as follows:

         (b) The Board shall establish for each Plan Year beginning on or after the Effective Date and ending on or before the Termination Date the amount of the Total Contributions to be made with respect to the Plan. For the 1990 Plan Year, the contribution shall be One Million Dollars ($1,000,000). For each Plan Year thereafter, the Board shall fix a contribution which shall not exceed the sum of (A) the greater of (i) One Million Dollars ($1,000,000), or (ii) six-tenths of one percent (0.60%) of the Pre-Tax Earnings of the Company for its fiscal year which ends with or within that Plan Year, plus (B) the amount of any Common Stock, cash and any other assets forfeited to the Company within that Plan Year. In no event, however, shall the contribution for any Plan Year be less than the amount of any Common Stock, cash and any other assets forfeited to the Company within that Plan Year.

2. Article III(h) of the Plan is amended to read as follows:

          (h) The assets of the Plan, including all Common Stock, cash or other assets shall be held by the Trustee for the benefit of the Participants until the Common Stock and cash or other assets held by the Trustee are required to be distributed to the

Participants in accordance with the terms and conditions specified in Article IV hereof. In the event that any Participant's share of the Common Stock, cash and any other assets are forfeited, such Participant's share of the Common Stock, cash and any shares and assets shall immediately revert to the Company.

3. Article VI(c) of the Plan is amended to read as follows:

          (c) In order to further the purposes of the Plan, upon receipt of satisfactory evidence that an Electing Participant has made an election under
Section 83(b) of the Code with respect to the Cash Contributions allocated to his account for any year. The Company will distribute the Tax Distribution to the Electing Participant. The Tax Distribution shall be equal to the amount of the Federal income tax liability of the Participant which would result if the sum of (i) the Cash Contribution allocated to the Electing Participant (which amount shall not include the amount of any Company Stock, cash and any other assets forfeited to the Company which is included in the Company contribution to the Plan for such year), plus (ii) the amount of the Tax Distribution, were multiplied by the sum of the highest federal income tax rate applicable to individuals or such other approximate percentage determined by the Committee. The amount of this Tax Distribution will be paid over as federal and state income tax withholding with respect to the Electing Participant.

          The modifications to the Plan shall take effect for all purposes as of the Effective Date.




Giant Food Inc.
Board of Directors
July 16, 1992